Exhibit 3.3

Registration No. 39158

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Firestone Holdings (Bermuda) I, Ltd., by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Freescale Holdings (Bermuda) I, Ltd., on the 22nd day of November, 2006.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 27th day of November, 2006 for Registrar of Companies